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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Motorola, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 033-59285, 333-51847, 333-88735, 333-36308, 333-37114, 333-53120, 333-60560, 333-60612, 333-60976, 333-87724, 333-87728, 333-87730, 333-104259, 333-105107, 333-123879, 333-133736, 333-142845, 333-155334 and 333-160137) and S-3 (Nos. 333-76637 and 333-36320) of Motorola, Inc. of our report dated February 16, 2010, except as it relates to the segment information discussed in Notes 6, 12, 13 and 14, as to which the date is May 4, 2010, with respect to the consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the Current Report on Form 8-K filed by Motorola, Inc. on May 4, 2010. As discussed in Notes 1 and 9 to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (included in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures). Also, as discussed in Notes 1 and 7 to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of Emerging Issues Task Force Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (included in FASB ASC Topic 715, Compensation—Retirement Benefits).

Chicago, Illinois
May 4, 2010

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  Exhibit 23